Exhibit 14
The Board of Directors
Commonwealth Bank of Australia
48 Martin Place
Sydney NSW 2000
Dear Directors,
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the inclusion in the Registration Statements on Form F-3 (File Nos. 333-11964 and 333-11928) filed pursuant to Rule 415, relating to the issuance of debt securities of Commonwealth Bank of Australia (the “Bank”) of our report dated August 23, 2006 (except for Note 51 as to which the date is November 8, 2006), relating to the consolidated financial statements of the Bank and its subsidiary companies appearing in the Bank’s Annual Report on Form 20-F for the fiscal year ended June 30, 2006 (which is incorporated by reference in such Registration Statements) to which this consent appears as Exhibit 14, and to the use of our name in the Registration Statements under the heading “Experts”.
/s/ Ernst & Young
Ernst & Young
Chartered Accountants
Sydney
Date: 8 November 2006